BARNETT MORTGAGE COMPANY

Post Office Box 40843
Jacksonville, Florida 32203-0843
					Barnett Bank (logo)
					A Subsidiary of Barnett Banks, Inc.



As of and for the year ended December 31, 1995, Barnett Mortgage Company and Subsidiaries have complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, Barnett Mortgage Company and Subsidiaries had in effect fidelity bond and errors and omissions policies in the amount of $75,000,000 and $35,000,000, respectively.




					   /s/ Francis G. Seabrook
					       Francis G. Seabrook
				   Chairman and Chief Executive Officer

						 March 8, 1996
						      Date


					   /s/ Stephen B. Matheson
					       Stephen B. Matheson
					     Chief Financial Officer

						 March 8, 1996
						      Date